Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 15, 2019	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 2, 2019 was $41.1 million, or $0.85 per share ($0.84 per share on a diluted basis). Net income for the fiscal year ended February 2, 2019 was $95.6 million, or $1.97 per share ($1.97 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended February 2, 2019 decreased 6.0 percent to $264.4 million from net sales of $281.2 million for the prior year 14-week fiscal quarter ended February 3, 2018. Comparable store net sales for the 13-week period ended February 2, 2019 decreased 0.6 percent from comparable store net sales for the prior year 13-week period ended February 3, 2018. Online sales increased 1.3 percent to $33.9 million for the 13-week period ended February 2, 2019, compared to net sales of $33.5 million for the 14-week period ended February 3, 2018.

Net sales for the 52-week fiscal year ended February 2, 2019 decreased 3.1 percent to $885.5 million from net sales of $913.4 million for the 53-week fiscal year ended February 3, 2018. Comparable store net sales for the 52-week period ended February 2, 2019 decreased 0.9 percent from comparable store net sales for the prior year 52-week period ended February 3, 2018. Online sales increased 5.6 percent to $103.7 million for the 52-week period ended February 2, 2019, compared to net sales of $98.2 million for the 53-week period ended February 3, 2018.

Net income for the fourth quarter of fiscal 2018 was $41.1 million, or $0.85 per share ($0.84 per share on a diluted basis), compared with $42.0 million, or $0.87 per share ($0.87 per share on a diluted basis) for the fourth quarter of fiscal 2017.

Net income for the fiscal year ended February 2, 2019 was $95.6 million, or $1.97 per share ($1.97 per share on a diluted basis), compared with $89.7 million, or $1.86 per share ($1.85 per share on a diluted basis) for the fiscal year ended February 3, 2018.

Management will hold a conference call at 10:00 a.m. EDT today to discuss fourth quarter results. To participate in the call, please call (800) 230-1085 for domestic calls or (612) 234-9960 for international calls and reference the conference code 465115. A replay of the call will be available for a two-week period beginning March 15, 2019 at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 465115.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 450 retail stores in 42 states. As of the end of the fiscal year, it operated 450 stores in 42 states compared with 457 stores in 44 states at the end of fiscal 2017.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018 (1)

SALES, Net of returns and allowances	$264,412	$281,172	$885,496	$913,380

COST OF SALES (Including buying, distribution, and occupancy costs)	143,118	147,933	519,423	533,357

Gross profit	121,294	133,239	366,073	380,023

OPERATING EXPENSES:
Selling	57,671	61,787	202,032	206,068
General and administrative	12,417	10,764	43,113	39,877
	70,088	72,551	245,145	245,945

INCOME FROM OPERATIONS	51,206	60,688	120,928	134,078

OTHER INCOME, Net	1,925	2,765	5,716	5,407

INCOME BEFORE INCOME TAXES	53,131	63,453	126,644	139,485

PROVISION FOR INCOME TAXES	11,996	21,418	31,036	49,778

NET INCOME	$41,135	$42,035	$95,608	$89,707

EARNINGS PER SHARE
Basic	$0.85	$0.87	$1.97	$1.86

Diluted	$0.84	$0.87	$1.97	$1.85

Basic weighted average shares	48,514	48,346	48,413	48,250
Diluted weighted average shares	48,703	48,498	48,614	48,373

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	February 2, 2019	February 3, 2018 (1)

CURRENT ASSETS:
Cash and cash equivalents	$168,471	$165,086
Short-term investments	51,546	50,833
Receivables	7,089	8,588
Inventory	125,190	118,007
Prepaid expenses and other assets	18,136	18,070
Total current assets	370,432	360,584

PROPERTY AND EQUIPMENT	452,187	459,043
Less accumulated depreciation and amortization	(321,505)	(309,497)
	130,682	149,546

LONG-TERM INVESTMENTS	18,745	21,453
OTHER ASSETS	7,443	6,533

Total assets	$527,302	$538,116

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$29,008	$29,387
Accrued employee compensation	21,452	22,307
Accrued store operating expenses	17,982	15,646
Gift certificates redeemable	16,634	18,202
Income taxes payable	5,142	12,364
Total current liabilities	90,218	97,906

DEFERRED COMPENSATION	13,978	15,154
DEFERRED RENT LIABILITY	29,229	33,808
Total liabilities	133,425	146,868

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 49,017,395 and 48,816,170 shares issued and outstanding at February 2, 2019 and February 3, 2018, respectively	490	488
Additional paid-in capital	148,564	144,279
Retained earnings	244,823	246,570
Accumulated other comprehensive loss	—	(89)
Total stockholders’ equity	393,877	391,248

Total liabilities and stockholders’ equity	$527,302	$538,116

(1) Derived from audited financial statements